News Release
Contact information:
John A. Jordan
Senior Director, Corporate Communications
617-299-2852

ALTUS PHARMACEUTICALS REACQUIRES ALTU-238
GLOBAL DEVELOPMENT AND COMMERCIALZATION RIGHTS

CAMBRIDGE, Mass. – December 19, 2007 - Altus Pharmaceuticals Inc. (NASDAQ: ALTU) announced today that it has reacquired ALTU-238 development and commercialization rights for North America from Genentech, Inc. Also, the Company announced that the exclusive option granted to Genentech for ALTU-238 development and commercialization outside North America has expired. ALTU-238 is a subcutaneously administered, once-per-week formulation of human growth hormone, which employs Altus’ proprietary protein crystallization and formulation technology, for patients with growth hormone deficiencies.

“We continue to believe ALTU-238 can provide significant patient benefit with better dosing as a potential once-per-week treatment for growth hormone disorders,” stated Sheldon Berkle, President and CEO of Altus Pharmaceuticals. “We intend to move this program forward. Our goal is to resume clinical trials by mid-2008 and we expect to provide additional details regarding the clinical development plan to investors during the first quarter. As a unified global program, we also believe significant strategic partnering opportunities exist for ALTU-238.”

Under the revised agreement, Altus regains control of its ALTU-238 assets and Genentech has agreed to provide, for a limited term, supplies of human growth hormone for future clinical development. In addition, Genentech will provide Altus certain funding to support transition of the program. Upon commercialization, Genentech will be entitled to a nominal royalty on sales of ALTU-238.

About ALTU-238

ALTU-238 is a long-acting subcutaneous formulation of recombinant human growth hormone, in a ready-to-use liquid suspension formulation, that employs Altus’ proprietary protein crystallization and formulation technology. Altus’ technology preserves the structure of the human growth hormone molecule without the need for polymers or encapsulation and enables administration through a fine gauge needle. Recombinant human growth hormone is approved for treating multiple growth disorders in children and adolescents and for growth hormone replacement in adults. Global sales for all recombinant human growth hormone were approximately $2.5 billion in 2006.

About Growth Hormone Deficiency and Growth Failure

Growth hormone disorders occur when the production of growth hormone, secreted via the hypothalamic–pituitary axis is disrupted. Growth hormone plays a critical role in stimulating bone growth and development and it is involved in the production of muscle and in the breakdown of fats. In children, when there is a deficiency or absence of growth hormone, growth failure occurs. Recombinant human growth hormone (rhGH) products are currently approved to treat multiple growth disorders, including pediatric hormone deficiency, Turner Syndrome, chronic renal insufficiency, idiopathic short stature, Prader-Willi Syndrome, short children born small for gestational age, genetic SHOX abnormalities, as well as adult disorders of growth hormone deficiency, short bowel syndrome and muscle wasting in patients with HIV.

About Altus Pharmaceuticals Inc.

Altus Pharmaceuticals, headquartered in Cambridge, MA, is a biopharmaceutical company focused on the development and commercialization of oral and injectable protein therapeutics for patients with gastrointestinal and metabolic disorders. The Company’s website is http://www.altus.com.

Safe Harbor Statement

Certain statements in this news release concerning Altus’ business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those relating to patient benefit related to ALTU-238 dosing, the future partnering opportunities and future rights to access supplies from Genentech. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Altus might make or by known or unknown risks and uncertainties, including, but not limited to uncertainties as to the future cost, timing, enrollment and success of planned clinical trials; the continuing risks associated with the development and manufacture of products to supply the clinical trials, the unproven safety and efficacy of products under development and the outcome of regulatory review. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Altus’ reports to the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. However, Altus undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

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